Exhibit 10.2

$7,000,000.00
Lexington, Kentucky

Dated June 11, 2018

THIS PROMISSORY NOTE (as amended, restated, supplemented or otherwise modified from time to time, this “Note”) is made by RAMACO RESOURCES, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Debtor”), having an address at 250 West Main Street, Suite 1800, Lexington, Kentucky 40507, in favor of MAXUS CAPITAL GROUP, LLC, a Delaware limited liability company (together with its successors and assigns hereunder, “Secured Party”), whose address is 959 W. St. Clair Ave., Suite 200, Cleveland, Ohio 44113-1298. All capitalized terms used but not otherwise defined herein shall have the meaning given them in the Loan and Security Agreement No. 1438-002 between Debtor and Secured Party dated as of even date herewith (the “Loan and Security Agreement”).

SECTION 1.     Promise to Pay.

FOR VALUE RECEIVED, Debtor hereby promises to pay to the order of Secured Party Seven Million Dollars ($7,000,000.00), together with interest thereon at a rate equal to the greater of (i) the sum of the 1-Month London Interbank Offered Rate (“LIBOR”), based on U. S. dollar, as such LIBOR is published from time to time as “Libor 1 Month” in http://www.wsj.com/mdc/public/page/2_3020-libor.html, plus six and nine tenths percent (6.9%), fluctuating, or (ii) eight and one-half percent (8.5%) per annum. LIBOR will be determined on the first business day of each month. Interest on the principal sum of this Note outstanding from time to time shall be payable monthly in arrears, without set-off or deduction, commencing on the first day of the month following the date of the initial disbursement of the initial advance hereunder and shall continue on the same day of each month thereafter (or if such date is not a business day, on the immediately following business day), together with one final payment on December 31, 2018 of the outstanding principal, interest and any other amounts payable under this Note and the Loan and Security Agreement.

SECTION 2.     Interest.

(a)     Accrual. Subject to the other provisions of this Note and the Loan and Security Agreement, interest shall accrue on the unpaid principal amount hereof from the date hereof through the date on which this Note is paid in full.

(b)     Late Rate. Debtor agrees to pay, at the option of the holder of this Note, a late charge of two and one-half percent (2.5%) of the amount of each installment of principal and/or interest under this Note which is not paid when due. All late charges and interest on overdue payments which may from time to time be owing under the terms of this Note are payable on demand.

(c)     Default Rate. Upon the occurrence and during the continuation of any default in the payment of principal or interest under this Note (including, without limitation, the period from the date Secured Party declares an Event of Default and such amount becomes due and payable until the date such payment is made to Secured Party) or any other Event of Default under the Loan and Security Agreement or this Note, interest shall thereafter (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) be payable at the rate of the sum of (i) LIBOR plus (ii) eight and nine tenths percent (8.9%) per month, or if such rate shall exceed the maximum rate allowed by law, then at such maximum rate (the “Default Rate”), even if a judgment has been obtained against Debtor. Debtor shall pay to Secured Party on demand interest at the Default Rate on any unpaid amount for the period elapsed from the date such amount becomes due and payable until the date it is paid. Payment or acceptance of interest at the Default Rate is not a permitted alternative to timely payment of the obligations evidenced by this Note and shall not constitute a waiver of any default or Event of Default or an amendment to this Note, the Loan and Security Agreement or other Relevant Documents and shall not otherwise prejudice or limit any rights or remedies of Secured Party.

(d)     Computation of Interest. Interest accrued hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed.

(e)     Application of Payments. All payments of principal and interest under this Note are to be applied as set forth in the Loan and Security Agreement.

(f)     Maximum Rate. If at any time during the term of this Note the interest rate exceeds the maximum lawful rate of interest permitted under then applicable law, then the interest rate shall thereafter be deemed to be the maximum rate permitted under the then applicable law. The amounts of interest received from the undersigned in excess of such maximum lawful rate of interest permitted under the applicable law shall be considered reductions to principal to the extent of such excess.

SECTION 3.     Loan and Security Agreement.

This Note is referred to in, is issued pursuant to and is entitled to the benefits of, the Loan and Security Agreement, to which reference is made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made including the nature and extent of the security for this Note (collectively, the “Collateral”), the rights of Secured Party, Debtor and the holder of this Note with respect to the Collateral and the acceleration of the maturity of this Note and other remedies in case a default occurs under the terms of the Loan and Security Agreement.

SECTION 4.     Prepayment.

Debtor shall, and shall have the right to, prepay this Note in whole, but not in part, only as and to the extent expressly permitted or required in the Loan and Security Agreement.

SECTION 5.     Event of Default.

Upon the occurrence of an Event of Default, as defined in the Loan and Security Agreement, the principal of and accrued interest on this Note may become, or may be declared to be, immediately due and payable. Following an Event of Default, Secured Party shall have all of the rights, powers, privileges and other remedies available to it under the Loan and Security Agreement and otherwise available to lenders and secured parties at law or in equity, and such rights, powers, privileges and other remedies shall be cumulative and not exclusive.

SECTION 7.     Severability.

If any one or more of the provisions of this Note are for any reason held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

SECTION 8.     Security.

This Note is made pursuant to the Loan and Security Agreement and secured by any and all of the security given in it and any of the other Relevant Documents. Reference is made to the Loan and Security Agreement and the Relevant Documents for a description of the security and rights of the holder in respect thereto including, without limitation, certain rights and obligations pertaining to the maintenance, furnishing and inspection of financial records, statements and reports, but this reference to the Loan and Security Agreement and the Relevant Documents shall not affect or impair the absolute and unconditional obligation of the Debtor to pay when due the installments of principal and interest provided for in this Note. Debtor consents and agrees that, without affecting Debtor’s liability on this Note, the holder may do any of the following: release any of the property described in the Loan and Security Agreement; grant any indulgence, forbearance, extension of time for payment, or release any other person now or hereafter liable for the payment of this Note pursuant to the Loan and Security Agreement.

SECTION 9.     Non-Waiver.

If Secured Party (a) releases any part of security for this Note or any person liable for the Loan evidenced by this Note, (b) grants an extension of time for any payments of the indebtedness evidenced hereby, (c) takes other or additional security for the payment thereof, (d) accepts partial payments, or (e) otherwise exercises, fails to exercise, or waives any right granted herein or in the Loan and Security Agreement, no such act or omission shall constitute a waiver of any default, or extend or affect the grace period, if any, release Debtor, subsequent owners of the Collateral or any part thereof, or any guarantor of this Note, or any of the other Relevant Documents, or preclude Secured Party from exercising any right, power or privilege herein granted or intended to be granted for any Event of Default. Debtor hereby waives demand, presentment for payment, protest, notice of protest, and of nonpayment and any and all lack of diligence or delays in collection or enforcement of this Note.

SECTION 10.     Business Loan.

Debtor hereby expressly acknowledges and represents that the indebtedness evidenced by this Note is a “business loan” within the meaning of Chapter 1343 of the Ohio Revised Code.

SECTION 11.     Governing Law.

THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF 01-110, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES. To the fullest extent permitted by law, Debtor hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Note.

SECTION 12.     Jury Trial Waiver.

DEBTOR HEREBY, AND SECURED PARTY BY ITS ACCEPTANCE HEREOF, EACH WAIVES THE RIGHT OF A JURY TRIAL IN EACH AND EVERY ACTION ON THIS NOTE OR ANY OF THE OTHER RELEVANT DOCUMENTS, IT BEING ACKNOWLEDGED AND AGREED THAT ANY ISSUES OF FACT IN ANY SUCH ACTION ARE MORE APPROPRIATELY DETERMINED BY THE COURTS; FURTHER, DEBTOR HEREBY CONSENTS AND SUBJECTS ITSELF TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED WITHIN THE STATE OF OHIO. Debtor warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Note may be filed as a written consent to a trial by the court.

SECTION 13.     Miscellaneous.

Debtor and all makers, endorsers, guarantors and sureties hereof, jointly and severally, waive presentment, homestead exemptions, or laws demand, protest, notice of protest, notice of dishonor, diligence and collection and all notices and matters of like kind and nature, including without limitation Section 2329.66 of the Ohio Revised Code.

SECTION 14.     Waiver of Special Damages.

EACH OF DEBTOR AND SECURED PARTY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT DEBTOR OR SECURED PARTY MAY HAVE TO CLAIM OR RECOVER FROM DEBTOR OR SECURED PARTY (AS THE CASE MAY BE) IN ANY ACTION OR PROCEEDING ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

The terms of this Note are subject to amendment only in the manner provided in the Loan and Security Agreement.

[Signature on following page]

IN WITNESS WHEREOF, Debtor has caused this Note to be executed by its duly authorized representative as of the day and year first written above.

RAMACO RESOURCES, LLC

By:	/s/ Michael D. Bauersachs

Name: Michael D. Bauersachs

Title: President